Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CSI Compressco, LP, on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of CSI Compressco LP on Forms S-3 (File No. 333-228400 effective November 30, 2018, File No. 333- 256737, and File 333-261870) and on Forms S-8 (File No. 333-175007, File No. 333-228675, and File No. 333-262527).

/s/ GRANT THORNTON LLP

Houston, Texas
March 13, 2023